Exhibit 99.1

Contact:

Lawrence D. Damron

Senior Vice President & Chief Financial Officer

(847) 229-2222

Aksys Board Member Resigns

Lincolnshire, IL – October 5, 2004 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced that W. Dekle Rountree, Jr. has resigned from the Company’s Board of Directors due to illness.

“Mr. Rountree has been a significant contributor to Aksys’ Board of Directors for more than eleven years,” said Bill Dow, President and CEO. “His outstanding contributions have enhanced our Board and positively influenced the strategic direction of Aksys. We wish Mr. Rountree the best as he focuses his time on his family and health.”

The Company will immediately begin a search for a new independent director to replace Mr. Rountree.

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure.  The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System;(iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the PHD System; (viii) changes in Quality System Requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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